UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 17, 2015
Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY
(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Announcement of Gregg S. Kantor’s Intent to Retire from his Position as Chief Executive Officer of NW Natural
Gregg S. Kantor, Northwest Natural Gas Company’s (NW Natural’s) Chief Executive Officer (“CEO”) and member of NW Natural’s Board of Directors, announced at the December 17, 2015 Board meeting his intent to retire from his position as CEO and director of NW Natural effective July 31, 2016. Mr. Kantor will continue to serve as an advisor to the Board of NW Natural until December 31, 2016, at which time he will retire as an employee of NW Natural.
Mr. Kantor began serving as NW Natural’s President and Chief Executive Officer on January 1, 2009. As of August 1, 2015, as part of the Company’s ongoing succession planning, Mr. Kantor relinquished his position as President, but continued to serve as the Company’s Chief Executive Officer. Mr. Kantor previously served as Chief Operating Officer of NW Natural from May 2007 to December 2008, and as Executive Vice President from December 2006 to April 2007. He also served as Senior Vice President of Public and Regulatory Affairs from 2003 to 2006, as Vice President of Public Affairs and Communications from 1998 to 2003, and as Director of Public Affairs and Communications from 1996 to 1998.
Announcement of the Intended Appointment of Mr. Kantor’s Successor for the Position of Chief Executive Officer
At the December 17, 2015 Board meeting, the Board designated Mr. David H. Anderson, NW Natural’s President and Chief Operating Officer, as successor to the office of CEO, upon Mr. Kantor’s retirement. The Board expects to formally appoint Mr. Anderson as NW Natural’s CEO and to specify his compensation and benefits in mid-2016.
Mr. Anderson, who is 54, previously served as Executive Vice President and Chief Operating Officer from February 2014 to July 2015, as Executive Vice President of Operations and Regulation from February 2013 to February 2014, and as Senior Vice President and Chief Financial Officer from 2004 when he joined the company to February 2013. Before joining NW Natural, Mr. Anderson was Senior Vice President and Chief Financial Officer at TXU Gas. He previously held executive positions within TXU Corporation including Senior Vice President and Chief Accounting Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: December 18, 2015	/s/ MardiLyn Saathoff
MardiLyn Saathoff
Senior Vice President and General Legal Counsel